Exhibit 99.1

Press Release
October 4, 2007	6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Announces Offering of Notes

FORT WAYNE, INDIANA, October 4, 2007 —Steel Dynamics, Inc. (NASDAQ-GS:STLD) announced today that it plans to sell approximately $500 million in aggregate principal amount of debt securities in a transaction exempt from the registration requirements of the Securities Act of 1933, subject to market and other conditions.  Steel Dynamics intends to use the net proceeds from the sale of these debt securities to finance a portion of the planned acquisition of OmniSource Corporation.  In the event that the Company does not consummate the acquisition, SDI will use the net proceeds to repay indebtedness outstanding under its revolving credit facility and for other general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities.  The securities will not be registered under the Securities Act of1933, as amended, or any state securities laws, and unless so registered, may not be offering or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or f.warner@steeldynamics.com